Exhibit 99.1

Dana Announces Early Results of Tender Offer and Consent Solicitation for 2023 Notes

MAUMEE, Ohio, November 22, 2019/PRNewswire/ – Dana Incorporated (NYSE: DAN) (“Dana”) today announced that as of 5:00 p.m., New York City time, on November 21, 2019 (the “Early Tender Time”), holders of approximately $162 million aggregate principal amount, or approximately 54% of the outstanding principal amount, of its outstanding 6.000% Senior Notes due 2023 (the “2023 Notes”) had tendered their 2023 Notes pursuant to Dana’s previously announced tender offer and consent solicitation (the “Tender Offer and Consent Solicitation”). As a result, the requisite consent of holders of the 2023 Notes was obtained, and Dana and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the indenture governing the 2023 Notes (the “Indenture”), entered into a supplemental indenture implementing the proposed amendments to the Indenture, to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and certain other provisions, and shorten the required notice period for redemptions of the 2023 Notes from 30 days to two business days. These amendments will become operative at the time that Dana accepts such 2023 Notes for payment.

The complete terms and conditions of the Tender Offer and Consent Solicitation are detailed in Dana’s Offer to Purchase and Consent Solicitation Statement, dated November 5, 2019 (the “Statement”). Dana currently expects that on November 22, 2019, it will accept for payment, subject to conditions set forth in the Statement, all of the 2023 Notes validly tendered prior to the Early Tender Time.

Upon early settlement, each holder who validly tendered their 2023 Notes prior to the Early Tender Time will receive the total consideration of $1,022.50 per $1,000 principal amount of the notes tendered, which includes $992.50 as the tender offer consideration and $30.00 as the consent and early tender payment. In addition, accrued interest up to, but not including, the payment date of the 2023 Notes will be paid in cash on all validly tendered and accepted 2023 Notes.

The Tender Offer is scheduled to expire at 9:00 a.m., New York City time, on Thursday, December 5, 2019, unless extended or earlier terminated (the “Expiration Time”). Because the withdrawal deadline of 5:00 p.m., New York City time, on November 19, 2019 has passed, tendered 2023 Notes may no longer be withdrawn at any time, except to the extent that Dana is required by law to provide additional withdrawal rights. Holders who validly tender their 2023 Notes pursuant to the Statement after the Early Tender Time will receive only the tender offer consideration and will not be entitled to receive the consent and early tender payment if such 2023 Notes are accepted for purchase pursuant to the Tender Offer and Consent Solicitation.

All the conditions set forth in the Statement remain unchanged. If any of the conditions are not satisfied, Dana may terminate the Tender Offer and Consent Solicitation and return tendered 2023 Notes not previously accepted. Dana has the right to waive any of the foregoing conditions with respect to the 2023 Notes and to consummate the Tender Offer and Consent Solicitation. In addition, Dana has the right, in its sole discretion, to terminate the Tender Offer and Consent Solicitation at any time, subject to applicable law.

Dana today also expects to notify the Trustee that it has elected to redeem on November 26, 2019 (the “Redemption Date”) all of the 2023 Notes outstanding following the early settlement of the Tender Offer and Consent Solicitation, at a redemption price of 102.000% of the principal amount, plus accrued and unpaid interest up to, but not including, the Redemption Date. Noteholders are encouraged to refer to the notice of redemption, if and when issued by Dana.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The Tender Offer and Consent Solicitation is being made only through, and subject to the terms and conditions set forth in, the Statement.

Citigroup Global Markets Inc. is acting as Dealer Manager and Solicitation Agent for the Tender Offer and Consent Solicitation. Questions regarding the Tender Offer and Consent Solicitation may be directed at (800) 558-3745 (toll free) or at (212) 723-6106 (collect).

D.F. King & Co., Inc. is acting as the Tender Agent and Information Agent for the Tender Offer and Consent Solicitation. Requests for the Statement may be directed at (212) 269-5550 (for brokers and banks) or (800) 714-2193 (for all others).

Neither Dana’s board of directors nor any other person makes any recommendation as to whether holders of 2023 Notes should tender their 2023 Notes, and no one has been authorized to make such a recommendation. Holders of 2023 Notes must make their own decisions as to whether to tender their 2023 Notes, and if they decide to do so, the principal amount of the 2023 Notes to tender. Holders of the 2023 Notes should read carefully the Statement before any decision is made with respect to the Tender Offer and Consent Solicitation.

Forward-Looking Statements

Certain statements and projections contained in this news release, including with respect to the expected timing of the early settlement date and Dana’s expectations regarding issuing a notice of redemption, are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates, and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” and similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties, and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Incorporated

Dana is a world leader in providing power-conveyance and energy-management solutions for vehicles and machinery. The company’s portfolio improves the efficiency, performance, and sustainability of light vehicles, commercial vehicles, and off-highway equipment. From axles, driveshafts, and transmissions to electrodynamic, thermal, sealing, and digital solutions, the company enables the propulsion of conventional, hybrid, and electric- powered vehicles by supplying nearly every vehicle manufacturer in the world.

Founded in 1904, Dana employs more than 37,000 people who are committed to delivering long-term value to customers. Based in Maumee, Ohio, USA, and with locations in 33 countries across six continents, the company reported sales of $8.1 billion in 2018. Having established a dynamic, high-performance culture, the company has been recognized globally as a top employer, with significant honors in Asia, India, Italy, Mexico, and the United States.

Media Contact: Jeff Cole +1-419-887-3535 jeff.cole@dana.com	Investor Contact: Craig Barber +1-419-887-5166 craig.barber@dana.com